Exhibit 10.1

PURCHASE AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS

Between

AVIZA TECHNOLOGY, INC.

And

MORLEY BROS., LLC

For Property located in

Scotts Valley, California

July 9, 2007

LIST OF EXHIBITS

Exhibit A	-	Description(s) of Real Property

Exhibit A-1	-	Personal Property and Equipment Seller has Right to Remove

Exhibit A-2	-	Personal Property, Trade Fixtures and Equipment Not Included in Property to be Sold

Exhibit A-3	-	Fixtures and Equipment to be Removed by Seller on or before Closing

Exhibit B	-	Grant Deed

Exhibit C	-	Assignment of Service Contracts, Warranties and Guaranties and Other Intangible Property

Exhibit D	-	Environmental Documents

Exhibit E	-	Assignment of Remediation Agreement

Exhibit F	-	List Of Seller Incurred Development Expenses

PURCHASE AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS
Scotts Valley, California

THIS AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS is dated as of July 9, 2007 (the “Effective Date”), by and between AVIZA TECHNOLOGY, INC., a Delaware corporation (“Seller”), and MORLEY BROS., LLC, a California limited liability company (“Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1.             Property Included in Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth herein, all right, title and interest in and to the following:

A.            that certain real property consisting of approximately 43.775 acres, located at 440 Kings Village Road, in the City of Scotts Valley, California, County of Santa Cruz and more particularly described in attached Exhibit A, which property is also commonly described as the Aviza Technology Campus (the “Real Property”);

B.            all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, well rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

C.            all improvements, structures and fixtures located on the Real Property, including, without limitation, nine (9) office buildings totaling approximately 213,534 square feet and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property and such buildings, such as heating and air-conditioning, electrical, plumbing, mechanical, elevator and freight systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on or to the Real Property, and any other fixtures, improvements and structures on the Real Property, including all on site parking improvements except to the extent Seller has removed any of equipment described on Exhibit A-1 from the Real Property prior to the Seller Relocation Date, as defined in Section 16 below (Buyer acknowledging that Buyer’s plan following the closing hereunder is to demolish the existing improvements and redevelop the Real Property for residential purposes if Buyer receives all residential entitlements required to develop such residential project) and specifically excluding all of the personal property set forth on Exhibit A-2 attached hereto (collectively, the “Improvements”);

D.            any intangible personal property now or hereafter owned by Seller and used in or related to the ownership, use, development or operation of the Real Property and Improvements, including, without limitation, all rights, warranties, guaranties, indemnifications, causes of action, choses in action, permits, entitlements, approvals, certificates of occupancy, plans and drawings (including, without limitation, architectural and development plans and drawings), maps, surveys, applications and submissions to and agreements with governmental agencies, specifications, reports, studies, analyses and investigations, and, to the extent approved by Buyer pursuant to this Agreement, the Assumed Contracts (as herein defined), utility contracts or other agreements or rights relating to the ownership, use and operation of the Property, as defined below (collectively, the “Intangible Property”), except to the extent specifically provided for in this Agreement.

All of the items referred to above are collectively referred to as the “Property.”

2.             Purchase Price and Closing Date.

A.            The purchase price of the Property shall be Sixteen Million Dollars ($16,000,000) (the “Purchase Price”).

B.            The Purchase Price shall be paid as follows:

i.              No later than five (5) business days following the first date upon which both Buyer and Seller have executed this Agreement (which first date of signing is defined herein as the “Effective Date”), Buyer shall deposit in escrow with First American Title Company, 1737 North First Street, San Jose, California 95112, Attn: Liz Zankich (“Escrow Agent”), a deposit in the amount of Three Hundred Thousand Dollars ($300,000) (which deposit, plus any interest accrued thereon under this Agreement from time to time shall be referred to as the “Deposit”).  The deposit shall be held in an interest-bearing account and interest accruing thereon shall be held for the account of Buyer.  In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be credited against the Purchase Price.  Upon Buyer’s delivery of the Inspection Approval Notice (as hereafter defined), but subject to Section 5 and Section 6.B below and any other provisions hereunder expressly providing for the return of the Deposit to Buyer, the Deposit shall become non-refundable to Buyer.

ii.             Unless this agreement is sooner terminated as provided herein, upon Buyer’s delivery of the Inspection Approval Notice (as hereinafter defined), Buyer will, deposit an additional Four Hundred Fifty Thousand Dollars ($450,000) into escrow with the Escrow Agent (which deposit, plus any interest accrued thereon under this Agreement from time to time shall be referred to as the “Second Deposit” and, together with the Initial Deposit, shall be referred to as the “Deposit”).  Upon delivery by Buyer to Escrow Agent, the Second Deposit, subject to Section 5 and Section 6.B. below and any other provisions hereunder expressly providing for the return of the Deposit to Buyer, shall become non-refundable to Buyer.

iii.            The Purchase Price, reduced by the amount of the Deposits and subject to further adjustment for Closing costs and prorations and any withholding required by Federal, State or local taxation laws, shall be paid to Seller in immediately available funds at the closing of the purchase and sale as contemplated hereunder (the “Closing”).  The Closing shall occur in the office of the Escrow Agent unless otherwise mutually agreed to by the parties.

C.            Closing Date.  For the purposes of this Agreement, the “Closing Date” shall be (i) the date that is eight (8) months following the Effective Date, or (ii) such date as is otherwise mutually agreed to by Buyer and Seller in writing.  In the event that the Closing Date falls on a weekend or a day that is not a “business day” as defined below, the Closing Date shall be two (2) business days thereafter.

3.             Title to the Property.

A.            Title Policy.  At the Closing, Seller shall convey to Buyer insurable fee simple title to the Real Property, the Appurtenances and Improvements subject only to the Permitted Exceptions (as hereafter defined) and Seller’s obligation to remove Fixtures and Equipment (as hereafter defined) from the Property pursuant to Section 3.C, by duly executed and acknowledged grant deed substantially in the form of attached Exhibit B (the “Deed”).  Evidence of delivery of marketable and insurable fee simple title shall be the issuance by First American Title Insurance Company (“Title Company”) to Buyer of an ALTA Owner’s Policy of Title Insurance (Form B, rev. 10/17/70) in the amount of the Purchase Price (or a greater amount as reasonably requested by Buyer with such additional coverage at Buyer’s cost), at no more than the Title Company’s standard rates, insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer, subject only to such exceptions as Buyer shall approve or be deemed to have approved pursuant to Section 4.E below (the “Title Policy”).  The Title Policy shall provide full coverage against mechanics and materialmen’s liens arising out of the construction, repair or alteration of any of the Improvements including any tenant improvements therein, and Seller shall provide Title Company or Escrow Agent, as applicable, with any Owner’s Affidavit or Owner’s Statement reasonably required in connection therewith, and the Title Policy shall further contain such special endorsements as Buyer may reasonably require (the “Endorsements”).

B.            Intangible Property.  At the Closing, Seller shall transfer Intangible Property by such instruments as Buyer may reasonably determine to be necessary, including, without limitation, an assignment of Intangible Property in the form of attached Exhibit C (the “Assignment of Intangible Property”), such title to be free of any liens, encumbrances or interests.

C.            Fixtures and Equipment; Tenants.  Notwithstanding anything to the contrary contained herein but subject to the Seller Temporary Lease in Section 16 below, Seller shall deliver the Property to Buyer at Closing free of all tenants in possession, if any, and Seller shall have removed or caused to be removed, at Seller’s sole cost, all furniture, trade fixtures and trade related equipment described on Exhibit A-3 attached hereto (“Fixtures and Equipment”) from the office buildings and the Property so that Buyer can proceed with its intended development of the Property after Closing. Seller, at its sole cost, upon the later of Closing or, if applicable, the Seller Relocation Date (as defined in Section 15 below), shall promptly repair all holes in any roof on the Property caused by the removal of such Fixtures and Equipment and/or any other personal property or equipment that Seller has the right to remove from the Property pursuant to the terms of this Agreement as well as any damage caused by the negligent removal of such Fixtures and Equipment, personal property and equipment but shall not be liable for any other non-negligent damage caused by such removal (such as, for example, penetrations in flooring or interior walls left behind by such removal).

4.             Due Diligence Review.

A.            Delivery of Documents and Diligence Period.  Seller agrees to make available to Buyer all of the items described in Sections 4.D, 4.E and 4.F below which are within Seller’s possession or control (the “Property Materials”), within five (5) days after the date hereof Seller shall provide Buyer with reasonable access (including use of an office, conference room or similar private or semi-private space for conducting review of such materials) to such materials at all reasonable times and shall make reasonable accommodations to allow Buyer, at Buyer’s sole cost and expense, to photocopy or otherwise reproduce such materials. Buyer, or its designees, shall have until the date that is ninety (90) days after the Effective Date (or the next business day thereafter if a weekend or other non-business day) (the “Due Diligence Period”) to conduct its investigations and inspections of the Property in accordance with Section 4.C below (the “Inspections and Investigations”) and to review and approve the Property Materials and the current state of title to the Property.

B.            Approval Deadline.  On or prior to 5:00 PM Pacific Time on the date that the Due Diligence Period expires (the “Approval Deadline”), Buyer shall notify Seller in writing, in Buyers sole and absolute discretion, that Buyer either (a) approves of the Property Materials and Buyer’s Inspections and Investigations of the Property and elects to proceed with the transaction contemplated by this Agreement in accordance with the terms hereof (the “Inspection Approval Notice”), or (b) disapproves of the Property Materials and/or Buyer’s Inspections and Investigations of the Property (the “Inspection Termination Notice”), in which case this Agreement shall immediately terminate, the Deposit shall be returned to Buyer, and the rights and obligations of the parties hereunder, other than the surviving obligations hereunder and the terms of Section 6 below (to the extent applicable), shall terminate.  If Buyer fails to deliver the Inspection Approval Notice prior to the Approval Deadline, Buyer shall be deemed to have delivered the Inspection Termination Notice.

C.            Property Inspection.  Buyer and its agents, employees and contractors shall have the right from the Effective Date through the Closing, upon 24 hours prior notice to Seller, to enter upon the Property and shall be afforded full and complete access to the Property, during normal business hours for the purpose of making such investigations as Buyer deems prudent with respect to the condition of the Property so long as Buyer does not interfere with Seller’s existing operations on the Real Property.  Such inspections and investigations may include, without limitation, invasive testing, survey preparation, confirmation of compliance with state and local laws, seismic tests, and environmental and Hazardous Material (as hereafter defined) studies (including, without limitation, surface and subsurface tests, borings, samplings and measurements and air and water quality sampling).  In the event that Buyer conducts any invasive testing, Buyer shall restore the Property to the condition existing immediately prior to such testing. Buyer may conduct any feasibility studies and other investigations of the Property and Buyer’s intended use thereof that Buyer deems necessary or appropriate, including compliance with, or Buyer’s ability to comply with, all applicable laws and regulations which relate to the use and occupancy of the Property or Buyer’s intended residential development of the property, permit, zoning, land use, subdivision, and any proposed impositions, assessments or governmental regulations affecting or potentially affecting the Property.  Seller shall reasonably cooperate and assist Buyer in completing such inspections at no cost to Seller.  Except as provided below, Buyer agrees to indemnify and hold Seller and the Property harmless from and against any and all claims, demands, liabilities, liens, judgments, costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Claims”) arising out of the negligent conduct of Buyer, its employees, agents, contractors and consultants in conducting the Inspections and Investigations of the Property; provided, however, that such indemnification shall not cover any Claims which are attributable to (i) pre-existing adverse conditions affecting the Property, (ii) the conduct of Seller or any party for whom Seller is legally responsible, or (iii) Buyer’s discovery of any information potentially having a negative impact on Seller or the Property (including, without limitation, any claims arising out of, resulting from or incurred in connection with the discovery of any Hazardous Materials on or about the Property).  Such indemnification shall survive the completion of such Inspections and Investigations for a period of twenty four (24) months.

D.            Buyer shall have the right, in the exercise of its sole discretion, to approve all Service Contracts (as defined in Section 4.F) which shall survive Closing.  Buyer shall notify Seller on or prior to the Approval Deadline of the Service Contracts which it elects to assume in connection with its purchase of the Property (the “Assumed Contracts”), provided that any Service Contracts not expressly identified in writing by Buyer to Seller on or prior to the Approval Deadline as an Assumed Contract shall be deemed rejected by Buyer and Seller shall terminate, or initiate the termination of, all such Service Contracts in accordance with their terms on or prior to the Closing at Seller’s sole cost and expense and Seller shall indemnify and hold harmless Buyer from any liability thereunder. Such indemnification and hold harmless obligation shall survive the Closing.

E.             Title Review.

i.              Buyer shall review and approve of the state of title to the Property and any existing surveys of the Property, as set forth below. Seller shall deliver to Buyer at Seller’s sole cost and expense within five (5) days following the Effective Date:

(a)           a current preliminary title report on the Real Property, issued by Title Company, accompanied by copies of all documents referred to in the report (collectively, the “Preliminary Report”);

(b)           copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report, or, if no such documents exist, a certification of Seller to that effect; and

(c)           the most current survey of the Property (as such may be updated or replaced by Buyer, the “Survey”).

ii.             Buyer shall, on or prior to the Approval Deadline, notify Seller in writing of Buyer’s approval of the state of title to the Property and of the Survey, or Buyer’s disapproval of any exceptions or matters reflected in the Preliminary Report and/or the Survey (each of said disapproved exceptions or matters being a “Title Objection”).  Buyer’s failure to timely provide notice of a Title Objection shall be deemed delivery by Buyer of an Inspection Termination Notice.  “Permitted Exceptions” shall be defined herein as all exceptions to title which have been approved or deemed approved by Buyer, and those Objectionable Title Matters (as hereinafter defined) waived by Buyer pursuant to the terms hereof.

iii.            In the event any additional title exceptions (each an “Additional Exception”) are reported or discovered by the Title Company or Buyer after the date of the Preliminary Report, Buyer shall give Seller written notice of Buyer’s objection, if any, to such Additional Exception on or prior to the later of the Approval Deadline or five (5) business days after receipt of specific written notice from Seller of the existence of any such Additional Exception.  The failure of Buyer to give timely notice of objection to any Additional Exception within the aforesaid time period shall be deemed approval by Buyer of such Additional Exception and a waiver by Buyer of any objection thereto.  If Buyer approves or is deemed to have approved of any Additional Exceptions, the Permitted Exceptions shall include all title matters approved by Buyer above and any such approved or deemed approved Additional Exceptions.  Seller covenants and agrees that it will not cause, create or consent to the creation of any Additional Exceptions.

iv.            In the event that Buyer delivers to Seller an appropriate written notice of objection or disapproval of a Title Matter or an Additional Exception (each such expressly disapproved matter identified therein being referenced herein as an “Objectionable Title Matter”), Seller, in its sole discretion within five (5) business days after receipt of Buyer’s notice of an Objectionable Title Matter (the “Cure Notice Period”), may advise Buyer in writing whether Seller will attempt to cure such Objectionable Title Matter.  The Closing Date shall be extended, as necessary, to provide Seller with (A) any applicable Cure Notice Period, (B) a period of not less than five (5) business days after the expiration of an applicable Cure Notice Period for Seller to attempt to effectuate any cure which Seller agreed to undertake pursuant hereto.  In the event that Seller elects to attempt to cure such Objectionable Title Matter, which cure shall result in the removal or extinguishment of the Objectionable Title Matter or another method of cure reasonably acceptable to Buyer, Seller shall have until the then scheduled Closing Date (as such may have been extended pursuant to the preceding sentence) to effectuate such cure, and Seller shall use commercially reasonable efforts to effectuate such cure or Seller shall be deemed to be in default hereunder.

v.             If Seller determines in its sole discretion that it will be unable to cure any Objectionable Title Matters which it elected to attempt to cure as provided above, after utilizing commercially reasonable efforts to effectuate such cure, Seller shall deliver written notice thereof to Buyer as soon as such determination is made but in no event later than five (5) business days prior to the then scheduled Closing Date (as such may have been extended as provided above) (each a “Notice of Inability to Cure”).

vi.            In the event that (a) Seller delivers a Notice of Inability to Cure to Buyer, or (b) if Seller fails to agree to cure an Objectionable Title Matter prior to the expiration of the applicable Cure Notice Period as provided above, Buyer shall have the right, in Buyer’s sole and absolute discretion, to provide written notice to Seller (the applicable notice deadline being referred to as the “Waiver Notice Period”), within five (5) business days after Buyer’s receipt of Seller’s Notice of Inability to Cure for (a) above, or within five (5) business days after the expiration of the applicable Cure Notice Period for (b) above, that Buyer elects to either (i) waive the uncured Objectionable Title Matters without any adjustment to the Purchase Price (each a “Title Waiver Notice”) and proceed with the Closing on the later to occur of the then scheduled Closing Date or five (5) business days after the expiration of the applicable Waiver Notice Period, or (ii) terminate this Agreement in which event the Deposit will be returned to

Buyer and the rights and obligations of the parties hereunder shall terminate except as otherwise set forth herein.  In the event that Buyer fails to deliver any such notice during the applicable Waiver Notice Period, Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit.  The Closing Date shall be extended, as necessary, to accommodate the response periods provided in this paragraph.

F.             Additional Diligence Review.  Buyer shall review and approve or disapprove the following during the Due Diligence Period in its sole and absolute discretion:

i.              Property Condition Documents.  (a) all site plans, existing surveys, parcel and subdivision maps, plans and specifications, engineering reports and plans, soils and geotechnical reports, termite and pest control reports, landscape plans, and floor plans, and certified copies of the as-built plans and specifications for the Property, (b) all environmental reports and any notices and correspondence from or with governmental or quasi-governmental agencies regarding or reflecting on the physical and/or environmental condition of the Property, and (c) a Natural Hazards Disclosure Report (to be obtained by Seller and provided to Buyer).

ii.             Permits, Entitlements and Related Agreements.  all governmental applications, submissions, permits, plans, agreements, entitlements and approvals relating to the development, construction, operation, use or occupancy of the Property, including the tentative map and any conditions of tentative or final map or zoning change approval, documents relating to the California Environmental Quality Act, final map submissions, plan check related documents, certificates of occupancy, development agreements, and impact fee agreements applicable to the Property.

iii.            Contracts.  (a) all service contracts, utility contracts, maintenance contracts, management contracts, leasing contracts, and brokerage and leasing commission agreements affecting or relating to the Property (collectively, the “Service Contracts”), (b) indemnification provisions or agreements applicable to the Property, insurance policies and other contracts or documents of significance to the Property, and (c) such other information relating to the Property that is specifically and reasonably requested by Buyer of Seller in writing during the Due Diligence Period to the extent such information either is in the possession or control of Seller, or any affiliate of Seller, or may be obtained by Seller, or any affiliate of Seller, through the exercise of commercially reasonable efforts.

5.             Conditions to Closing.  The following conditions are precedent to Buyer’s obligation to purchase the Property (the “Conditions Precedent”):

A.            The Title Company shall be irrevocably committed to issue the Title Policy (with or without the Endorsements) as of the Closing Date, subject only to the payment of applicable premiums.

B.            Seller shall have kept, observed, performed, satisfied and complied with all of its material obligations hereunder (including terms and provisions of or related to this Agreement) in all material respects from the Effective Date through the Closing Date, and all of Seller’s representations and warranties contained in or made pursuant to this Agreement, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.  At the Closing Seller shall deliver to Buyer a certificate certifying that each of Seller’s representations and warranties contained in Section 8 below are true and correct in all material respects as of the Closing Date (the “Rep Certificate”).

C.            The soil and groundwater conditions on the Property with respect to Hazardous Materials shall be substantially the same on the day of Closing as on the date of Buyer’s execution of this Agreement, and, as of the day of Closing, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would, in Buyer’s sole discretion, materially adversely affect the value of the Property or the ability of Buyer to entitle and develop the Property for residential use as planned by Buyer (except to the extent such proceeding is caused by Buyer), and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property or any property adjacent to the Property that would materially adversely affect the ability of Buyer to entitle and develop the Property for residential use as planned by Buyer.

D.            On of before the Closing Date, Seller shall have removed all Fixtures and Equipment (as defined in Section 3.C) from the Property if Seller does not effect the Seller Temporary Lease (as defined in Section 16 below).

E.             On or before the Closing Date, the Property shall be free of all tenants in possession of the Property or any part thereof other than Seller pursuant to the Seller Temporary Lease (as defined in Section 16 below).

The Conditions Precedent contained in this Section 5 are intended solely for the benefit of Buyer.  Subject to the applicability of and without prejudice to Buyer’s rights under Section 6.B below, if any of the Conditions Precedent is not satisfied or approved in writing by Buyer, Buyer shall have the right, in its sole discretion, to elect to either waive in writing said Condition Precedent and proceed with the purchase, or terminate this Agreement and receive back its Deposit.

6.             Remedies.

A.            In the event the sale of the Property is not consummated after Buyer’s waiver of the conditions to Buyer’s obligations, because of a default by Buyer of its obligation hereunder to purchase the Property, the Deposit shall be paid to and retained by Seller as liquidated damages and its sole and exclusive remedy for such default.  The parties have agreed that Seller’s actual damages, in the event of a default by Buyer, would be extremely difficult or impracticable to determine.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.  SELLER WAIVES ALL OTHER REMEDIES AGAINST BUYER FOR SELLER’S FAILURE

TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING SPECIFIC PERFORMANCE.

INITIALS:	Seller	/s/ P.O.	Buyer	/s/ S.M.

B.            In the event the sale of the Property is not consummated because of a default on the part of Seller, Buyer may either (1) terminate this Agreement, by delivery of notice of termination to Seller, whereupon (A) Buyer’s Deposit shall be immediately returned to Buyer, and (B) Seller shall pay to Buyer any title, escrow, legal, environmental assessment, and inspection fees incurred by Buyer and any other out-of-pocket expenses incurred by Buyer in connection with the acquisition, pre-development and/or development of the Property (including, without limitation, due diligence costs, consultants’ fees, architectural and engineering fees and costs, costs of soils and geotech studies and assessments, application fees for governmental approvals and entitlements, development approval costs, and attorneys’ fees) not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, and neither party shall have any further rights or obligations hereunder, or (2) sue for specific performance and recover any out-of-pocket costs and expenses incurred by Buyer in pursuing a remedy for specific performance.

7.             Closing and Escrow.

A.            Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Agent and this Agreement shall serve as instructions to Escrow Agent (as the Escrow Agent for consummation of the purchase and sale contemplated hereby).  Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement.

B.            At or before the Closing, Seller shall deliver to Escrow Agent the following original documents:

i.              a duly executed and acknowledged grant deed in form attached hereto as Exhibit B;

ii.             originals of the Assumed Contracts (if any) and the Other Documents not previously delivered to Buyer pursuant to Section 4 above;

iii.            a duly executed Assignment of Intangible Property in the form of attached Exhibit C, together with any consents which are required or reasonably necessary in connection therewith;

iv.            a duly executed Rep Certificate;

v.             an affidavit that Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 and is not subject to withholding under California or U.S. tax law in form reasonably acceptable to Buyer, duly executed by Seller;

vi.            such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller and its partners and/or shareholders as shall be reasonably required by Buyer;

vii.           originals of the Property Materials not previously delivered to Buyer pursuant to Section 4 above;

viii.          a duly executed assignment of the Remediation Agreement (as defined in Section 14 below) (“Assignment of Remediation Agreement”);

ix.            if effected by Seller pursuant to Section 16 below, a duly executed Seller Temporary Lease; and

x.             any other instruments, records or correspondence called for hereunder or reasonably required by the Escrow Agent of Title Company to complete the Closing, including any closing statement approvals and any Owner’s Affidavit or Owner’s Statement, which have not previously been delivered.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

C.            At or before the Closing, Buyer shall deliver to Seller the following documents:

i.              a duly executed Assignment of Intangible Property in the form of attached Exhibit C;

ii.             a duly executed Assignment of Remediation Agreement;

iii.            if effected by Seller pursuant to Section 16 below, a duly executed Seller Temporary Lease;

iv.            a closing statement in form and content satisfactory to Buyer and Seller;

v.             the balance of the Purchase Price owing; and

vi.            any other instruments, records or correspondence called for hereunder or reasonably required by the Escrow Agent of Title Company to complete the Closing, which have not previously been delivered.

D.            Seller and Buyer shall each deposit such other instruments as are reasonably required by the Escrow Agent or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

E.             The following are to be apportioned as of the Closing Date, as follows:

i.              Utility Charges.  Seller shall use commercially reasonable efforts to cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date.  Buyer and Seller shall, subject to the post closing reconciliation provided for hereunder, reasonably agree on the amount of the utility charges to be prorated at Closing if meter readings cannot occur on the Closing Date.  Seller shall be entitled to any utility deposit refunds.  In the event Seller effects the Seller Temporary Lease, the term “Closing Date” in this Section 8.E.i shall be replaced with “Seller Relocation Date.”

ii.             Other Apportionments.  Amounts payable under the Assumed Contracts (if any), operating and maintenance costs and any use taxes or related impositions shall be, except to the extent inconsistent with the terms of this Agreement, apportioned as of the Closing Date, subject to the terms of the Seller Temporary Lease, if effected by Seller. In no event shall Buyer pay for any portion of Seller’s insurance coverage for the Property. Buyer shall pay for a new or updated ALTA survey, if needed, for the Property. Seller and Buyer shall equally divide all costs for the Title Policy excluding the Endorsements with Buyer to pay for all Endorsements other than any curative endorsements effected by Seller pursuant to the terms of Section 4.E.iv. above.  Seller shall pay the cost of any county transfer taxes applicable to the sale.  Buyer shall pay all recording fees.  Seller and Buyer shall equally divide all escrow fees.  Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan or bond secured by the Property, including, without limitation, any prepayment fees, penalties or charges.  All other customary costs and charges of the escrow for the sale not otherwise provided for in this Section or elsewhere in this Agreement shall be allocated pursuant to the custom and practice of Santa Cruz County (provided that in any case, Buyer and Seller shall each pay their own attorney’s fees).

iii.            Real Estate Taxes and Special Assessments.  General real estate taxes payable for all tax years ending prior to the Closing Date shall be paid by Seller.  General real estate taxes payable for the tax year containing the Closing Date shall be prorated by Seller and Buyer as of the Closing Date.  Seller shall pay the full amount of any bonds, supplemental tax bills or assessments against the Property including interest payable therewith, including any bonds, supplemental tax bills or assessments that may be incurred after the Closing Date as a result of or in relation to the construction or operation of the Improvements or a change in ownership of the Property that took place prior to the Closing Date.

iv.            Post-Closing Reconciliation.  If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of eight percent (8%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

v.             Survival.  The provisions of this Section 7 shall survive the Closing.

8.             Representations and Warranties of Seller.  Seller hereby represents and warrants to and covenants with Buyer, as of the Effective Date and through and including the Closing Date, as follows:

A.            To Seller’s knowledge, the Property Materials are and at the time of Closing will be complete.

B.            There are no mechanics’ liens or claims outstanding in connection with the Property.

C.            Except as disclosed in the Property Materials, Seller has received no written notice of any condemnation, environmental, zoning or other land-use regulation or administrative proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the Property (i) as currently operated, or (ii) as contemplated to be developed by Buyer for residential purposes (excluding any of the foregoing undertaken by or at the request of Buyer), nor has Seller received notice of any special assessment or impact fees or proceedings affecting the Property (other than as set forth in the Preliminary Report).  Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware.

D.            Except with respect to the matters described in Section 14 below, there is no litigation pending or, to the best of Seller’s knowledge threatened, against Seller or any basis therefor that arises out of the ownership of the Property or that might detrimentally affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement.  Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

E.             Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is in good standing under the laws of the State of California; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

F.             Seller hereby discloses to Buyer that the Property is classified as a “Superfund” site by the United State Environmental Protection Agency pursuant to CERCLA. Seller further discloses to Buyer that it has provided all information material to the environmental conditions of the Property in Seller’s possession or control to Buyer and that to Seller’s knowledge, there are no other Hazardous Materials on the Property in violation of Environmental Laws other than as set forth in the Property Materials. For the purposes hereof, the following definitions shall apply:  (a) “Environmental Laws” means any federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response,

Compensation and Liability Act (42 U.S.C. § 9601 et seq.), and any law, statute, regulation, rule or ordinance of California and any other governmental entity with jurisdiction over the Real Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial or administrative interpretation of such laws, rules or regulations; (b) Hazardous Material” means (i) any “hazardous substance”, as defined by CERCLA; (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product (new or used); (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of or regulated by any federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended, or (v) any other material or substance now or in the future defined as or regulated under any Environmental Law as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant”; and (c) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.  As of the date of execution of this Agreement, Buyer has not completed its review of the information provided to it by Seller concerning the environmental condition of the Property and Buyer shall have until the Approval Deadline to review and approve or disapprove, in its sole discretion, such information.

G.            Seller has not entered into any other agreement to sell the Property or granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.  Seller shall not, after the Effective Date, enter into any new lease (other than the Seller Temporary Lease, if applicable) or contract, or any amendment of an existing lease or contract, without in each case obtaining Buyer’s prior written consent thereto and providing Buyer with a copy of any such executed document, unless such lease, contract or amendment will not survive the Closing.  Buyer’s consent to such lease or contract may be withheld at Buyer’s sole and absolute discretion.

H.            Seller has neither filed nor been the subject of any filing of a petition under the Federal Bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

I.              There are no leases affecting the Property (subject to Seller effecting the Seller Temporary Lease as set forth in Section 16 below).

For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or words of similar import are used, they shall be deemed to refer to the actual knowledge of Dale Spencer and Pat O’Connor, the persons most knowledgeable about the Property.    The provisions of this Section 8 shall survive the Closing for a period of twelve (12) months.

9.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:  Buyer is a duly organized and validly existing limited liability company under the laws of the State of California and is in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.  The provisions of this Section 9 shall survive the Closing.

10.           Risk of Loss.  In the event any of the Property is damaged or destroyed prior to the Closing Date, such damage or destruction is covered by insurance maintained by Seller and the cost to repair such damage or destruction is less than Two Hundred Thousand Dollars ($200,000) as reasonably determined by Seller and Buyer (after consultation with unaffiliated experts), then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein.  In such event, Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction and credit Buyer at Closing the amount of Seller’s deductible or self-insured retention applicable to such damage or destruction.  In the event (A) any portion of the Property is damaged or destroyed prior to the Closing, and it would cost more than Two Hundred Thousand Dollars ($200,000) more to repair such damage or destruction, or such damage or destruction is not covered by insurance maintained by Seller, or (B) if condemnation proceedings are threatened or commenced against any portion of the Property, then, notwithstanding anything to the contrary set forth in this Section, Buyer shall have the right, at its election, either to terminate this Agreement, or to not terminate this Agreement and purchase the Property.  If Buyer elects to purchase the Property subject to such damage, destruction or condemnation, Seller shall assign to Buyer all of its right, title and interest in and to all proceeds of insurance or condemnation awards, as applicable, and Seller shall credit Buyer at Closing the amount of Seller’s deductible or self-insured retention applicable to such damage or destruction.  Buyer shall have thirty (30) days after Seller notifies Buyer that an event described in the prior sentence has occurred to make such election by delivery to Seller of an election notice (the “Election Notice”).  Buyer’s failure to deliver the Election Notice within such thirty (30) day period shall be deemed an election to terminate this Agreement in its entirety.  In the event this Agreement is terminated pursuant to this Section, Buyer and Seller shall each be released from all obligations hereunder, except as otherwise expressly provided herein, and Buyer shall be entitled to a return of the Deposit.  The Closing Date shall be extended, as necessary, to provide the parties with the election periods contemplated herein.

11.           Notices Regarding Hazardous Materials.   Seller will promptly notify Buyer if to the actual knowledge of Seller, and other than as disclosed herein (b) there is any actual release or new discovery of any Hazardous Materials on the Property in violation of Environmental Laws occurring after the Effective Date of this Agreement and prior to Close of Escrow; or (c) if the Seller of the Property may be subject to any threatened or pending investigations by any governmental agency under any Environmental Law by reason of any event occurring prior to Close of Escrow other than such threatened and pending investigations relating to the Environmental Remediation.  If there is any new disclosure by Seller made after the Approval Deadline which is reasonably likely to cost more than Fifty Thousand Dollars ($50,000) to remediate or correct as reasonably determined by Seller and Buyer (after consultation with unaffiliated experts), Buyer in its sole discretion, may elect to treat the occurrence as a failure of a Condition Precedent in favor of Buyer pursuant to Section 5 of this Agreement, unless such condition is cured by Seller on or prior to such time.

12.           Environmental Closure and Indemnification.   Seller covenants and agrees, at its sole cost and expense, to indemnify, protect, defend (with counsel reasonably satisfactory to

Buyer), hold and save Buyer harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, threats, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, court costs, attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Buyer (or its successors, assigns or successors-in-interest in the Real Property) based on or arising from or out of (i) any Hazardous Material on, under or affecting all or any portion of the Real Property or any surrounding areas to the extent released (as such term is defined by CERCLA) by Seller or its agents, affiliates, representatives, employees or invitees (“Seller Caused Contamination”), including, without limitation, any Third Party Claims relating thereto (collectively, the “Seller Environmental Indemnity”), provided further that for avoidance of doubt, Seller Caused Contamination shall exclude in all cases any Hazardous Materials existing in the improvements, soil or groundwater, in, on, under, about or migrating to the Property prior to October 10, 2003 (“Pre-Existing Contamination”), or (ii) Seller’s Closure (as defined below).  For purposes hereof, “Third Party Claims” means any claims or rights of recovery by any person or entity, including governmental entities and include, without limitation, claims for actual or alleged violations, injury, damage, or loss to persons or properties; claims for damages, injuries or costs associated with investigation, cost recovery, removal or remedial actions allegedly caused by or associated with the Real Property or any conditions or operations thereon; claims for any costs paid or payable by either party hereto for damages, loss, injury, investigation, removal, remediation or other liability in response to any demand, order or claim or in anticipation of any enforcement or remedial action undertaken or threatened by any government agency or private party.  The provisions of this Section 12 shall survive the Close of Escrow.  Buyer’s rights under this Section 12 shall be in addition to all rights and remedies Buyer may have in law or equity, including, without limitation, those rights of indemnity or contribution under the Environmental Laws and any other similar applicable law and under any document or instruments evidencing or relating to the Property.  Seller also covenants and agrees that it shall take all actions required by governmental agencies with jurisdiction over the Property under Environmental Laws to complete all environmental closure activities required as a result of its business operations on the Property, including, without limitation, the decontamination and/or removal from the Property of its operating equipment (the “Closure”).  The Closure shall be completed, or caused to be completed, by Seller on or before the Closing, provided that in the event the Seller effects the Seller Temporary Lease, the Closure shall be completed by the Seller Relocation Date.

Not later than sixty (60) days following the Effective Date of this Agreement, Seller shall cause its environmental consultant to furnish to Seller and Buyer for Buyer’s approval (which shall not be unreasonably withheld) an estimate of the costs to be incurred to complete the Closure and to clean up and remediate the Seller Caused Contamination to a standard that will allow residential development of the Property (the “Consultant’s Estimate”), recognizing that Seller has no responsibility as part of the Closure to address the Pre-Existing Contamination (which could have an impact on residential development) (“Seller’s Closure Standard”).  In the event Seller effects the Seller Temporary Lease, an amount equal to one hundred twenty-five percent (125%) of the Consultant’s Estimate approved by Buyer during the Due Diligence Period shall be held back in escrow (the “Holdback Funds”) from the proceeds of the Purchase Price (or other funds of Seller) pursuant to written escrow instructions to be executed by Seller and Buyer and delivered to Escrow Agent at Closing. Subject to the terms below, Seller shall be entitled to draw upon such Holdback Funds following the Closing for the purpose of completing the Closure and clean up and remediation of the Seller Caused Contamination to Seller’s Closure Standard.  At least five (5) business days prior to each proposed draw on the Holdback Funds, Seller shall submit to Escrow Agent and Buyer, the applicable draw request and reasonable back up documentation evidencing the costs reasonably incurred by Seller for which the draw request applies.  Escrow Holder shall pay such draw request unless Buyer, in good faith, submits an objection to payment (i) reasonably detailing why any or all of such request does not apply to the Closure or any Seller Caused Contamination, or (ii) contending that such costs for which the draw request applies were not reasonably incurred by Seller or are in excess of the costs reasonably incurred by Seller for which the draw request applies.  In the event of such objection, Escrow Agent shall pay to Seller any undisputed portion of the payment request and the disputed portion shall be resolved in accordance with the provisions of Section 20.T. below.  In no way shall the amount of the Holdback Funds limit Seller’s obligations under this Section 12.

Seller shall use its best efforts to complete the Closure and such clean up or remediation of the Seller Caused Contamination, if any, by the expiration or earlier termination of the Seller Temporary Lease; however, subject to the terms below, if such Closure or clean up or remediation of Seller Caused Contamination has not been completed by the expiration or earlier termination of the Seller Temporary Lease, Seller shall continue to use its best efforts to complete such Closure and clean up and remediation of the Seller Caused Contamination, if any.  The remaining balance of the Holdback Funds, if any, shall be promptly refunded to Seller following the date the Closure and clean up and remediation of Seller Caused Contamination, if any, is completed.  If such Closure and/or clean up and remediation of any Seller Caused Contamination is not completed by the expiration or earlier termination of the Seller Temporary Lease, then, in addition to all other rights under this Section 12, Buyer shall have the right, but not the obligation, upon not less than five (5) days prior written notice to Seller, to reasonably complete such Closure and/or clean up and remediation of Seller Caused Contamination and may unilaterally draw down up any remaining the Holdback Funds, without consent or approval of Seller or written instructions to Escrow Agent required therefore, to pay or reimburse Buyer for the costs Buyer incurs in completing such Closure and/or clean up or remediation of Seller Caused Contamination, if any.  If the costs incurred by Buyer to complete the Closure and/or clean up and remediation of Seller Caused Contamination, if any, are greater than the remaining Holdback Funds, then, Seller shall pay or reimburse Buyer, within ten (10) days following receipt of a written invoice(s) and reasonable back up documentation, for such excess costs reasonably incurred by Buyer. Any such amounts owing to Buyer and not paid within such ten (10) day period shall bear interest at a rate of prime plus 2% per annum.

The provisions of this Section 12 shall survive the Closing.

13.           Buyer’s Right to Cure Seller’s Default of Environmental Indemnity Obligations.  Should Seller, after receiving a notice or notices from the appropriate governmental entity, at any time default in or fail to perform or observe any of its obligations under Section 12 of this Agreement, Buyer shall have the right, but not the duty, without limitation upon any of Buyer’s rights pursuant to this Agreement, in addition to such rights under Section 12 above, to perform the same no earlier than five (5) days following written notice to Seller and provided that Seller has not commenced a cure for such default or failure and is not diligently prosecuting such cure to completion, and Seller agrees to pay to Buyer, on demand, all reasonable costs and expenses incurred by Buyer in connection therewith, including without limitation, all attorneys’ and experts’ fees and disbursements, together with interest from the date of expenditure at the lesser of: (a) twelve percent (12%) per annum; or (b) the maximum rate permitted by applicable law.  The provisions of this Section 13 shall survive the Close of Escrow.

A.            Property Environmental Conditions, Seller Environmental Insurance and Assignment of Remediation Agreement.  Seller has disclosed to Buyer that the Property is listed on the National Priorities List (“NPL”) under CERCLA and is subject to a Consent Decree filed on July 16, 1991 (“Consent Decree”), a Record of Decision (“ROD”) dated June 29, 1990 entered into by WJ Communications, Inc. (formerly Watkins-Johnson Company, or “WJ”) and the Environmental Protection Agency (“EPA”) pursuant to CERCLA.  Seller represents and based on that representation, Buyer acknowledges that the Property is undergoing remediation initially funded by WJ pursuant to a Guaranteed Fixed Price Remediation Agreement dated June 25, 1999 by and between Aviza Technology, Inc. (as assignee of the rights and obligations of Silicon Valley Group, Inc.), Arcadis Geraghty & Miller (“Arcadis”) and WJ (“Remediation Agreement”).  The Consent Decree, ROD and Remediation Agreement are collectively referred to herein as the “Permitted Environmental Exceptions”.  Buyer agrees and acknowledges that notwithstanding anything to the contrary contained herein, the Permitted Environmental Exceptions shall be Permitted Exceptions for the purposes of this Agreement.  Seller agrees that it shall, at Closing, assign to Buyer the Remediation Agreement in the form of the assignment agreement attached hereto as Exhibit E, or in such other form as may be reasonably agreed to by Buyer and Seller.  During the Due Diligence Period, Seller shall use commercially reasonable efforts to arrange, at Seller’s sole cost and expense but without being required to expend more than Five Thousand Dollars ($5,000), for Buyer to be added at Closing as an additional insured on all policies of insurance relating to Hazardous Materials presently or formerly at, on, under or emanating from the Property in form and substance reasonably satisfactory to Buyer. As part of such commercially reasonable efforts, Seller shall attempt to obtain a written commitment from the applicable insurance companies to name Buyer as an additional insured as described above at Closing, and if such decision on such additional insured status is not reached by any applicable insurance company on or before the expiration of the Due Diligence Period, then Seller shall continue to use commercially reasonable efforts as stated above to obtain a decision on such additional insured status from such insurance companies prior to Closing.  Promptly following the date Seller becomes aware whether or not the applicable insurance companies will allow Buyer to be an additional insured on such policies of insurance, Seller shall notify Buyer in writing of such decision of the insurance companies.

14.           Release of Seller:  Buyer acknowledges that Buyer has had the opportunity to conduct prior to the Closing, such studies and investigations of the Property as Buyer desires, and that Buyer will have had the right to observe to its satisfaction, and will have observed to its satisfaction the physical characteristics and condition of the Property.  Buyer acknowledges and agrees that the Property is to be purchased and accepted by Buyer in its condition as of the Closing, “as is”, without any implied or express warranty or representation by Seller, with all patent and latent defects except as otherwise set forth in Sections 8, 12, 13 and subject to the terms and conditions of the Seller Temporary Lease (collectively, the “Release Carve-Outs”).  For purposes of clarification, the Release Carve-Outs shall include, without limitation, (i) the representations or warranties of Seller under Section 8 above, (ii) Seller’s obligations under Sections 12 and 13 above, and (iii) Seller’s obligations under the Seller Temporary Lease. Except for the Release Carve-Outs, Seller disclaims the making of any representations or warranties, express or implied regarding the Property or matters affecting the Property, including, without limitation, title to or the boundaries of the Property, topography, climate, air, water rights, utilities, leases, water, present and future zoning, physical condition, soil condition, pest control matters, engineering characteristics, traffic patterns, purposes to which the Property may be suited, value, potential for development, contamination, drainage, access to public roads, proposed routes of roads or extensions thereof, and compliance with building, health, safety laws, Environmental Laws, land use laws and regulations to which the Property may be subject and all other matters in any way affecting the Property, or the use or ownership thereof (herein collectively the “Property Matters”).  Buyer, moreover, acknowledges that Seller has disclosed to Buyer the environmental documents and information identified on Exhibit D attached hereto (“Environmental Documents”), and that Seller cannot and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of information contained in such documents, that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 8, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property.  Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management, environmental or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management, environmental and other advisors.  THEREFORE, EXCEPT AS EXPRESSLY SET FORTH IN THE RELEASE CARVE-OUTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO BUYER, AND SELLER IS TRANSFERRING AND BUYER IS PURCHASING THE PROPERTY AT CLOSING IN ITS “AS-IS’ CONDITION ON THE CLOSING DATE, AND BUYER ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.  The acknowledgments contained in this Section constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in commercial property, has, except as herein specifically provided, relied upon its own judgment as to any matter germane to the Property, or its purchase or contemplated use thereof, and that any other statement with respect thereto, whether oral, written, constructive express or implied, is immaterial to Buyer. Except with respect to any claims arising out of (i) any breach of covenants, obligations, representations or warranties set forth in or comprising the Release Carve-Outs, (ii) any breach by Seller of any obligation that expressly survives the Closing hereunder, (iii) any post-closing obligations of Seller under this Agreement or any of the documents to be executed at Closing pursuant to the terms of this Agreement (such as the Seller Temporary Lease, if applicable), and (iv) fraudulent acts of Seller or any of its agents, employees or other representatives, Buyer, for itself and its agents, affiliates, successors and assigns, as of the Closing, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property.  In giving this release, Buyer expressly waives as of the Closing, as to the matters released above, the benefit of any statutory provision or decisional law, if any, that would preclude the extension of this release to claims which Buyer did not know or suspect to exist at the time of execution of this Agreement, which, if known by Buyer, may have materially affected the giving of this release including the provisions of California Civil Code Section 1542 which provide:

“Section 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that provisions of this subsection are a material part of this Agreement.

/s/ S.M.
Buyer

15.           Seller Temporary Lease.  Buyer agrees and acknowledges that Seller may need up to eighteen (18) months following the Closing to complete a relocation from the Property to a new operating facility.  Seller agrees that Seller and Buyer shall negotiate, during the Due Diligence Period, a lease by Seller of the Property (the “Seller Temporary Lease”) which shall have the following basic provisions in addition to any other terms and conditions negotiated by Seller and Buyer in their sole discretion during the Due Diligence Period:  (i) the term of the Lease shall be twelve (12) months following the Closing with one (1) option for six (6) months (“Option Term”), provided that Seller shall be permitted to terminate the Seller Temporary Lease effective at any after the end of the sixth (6th) month of the term on sixty (60) days advance written notice to Buyer (the “Term” and the end of the Term, the “Seller Relocation Date”); (ii) Seller shall be responsible for (x) all costs and liabilities associated with the operating the Property during the Term including payment for property taxes and assessments and all costs of any kind or nature associated with operating, insuring, repairing and maintaining the Improvements including, without limitation, code compliance costs arising from Seller’s use or operation of the Property and utility costs, and (y) in addition, during the Option Term, for Buyer’s “cost of carry” for the Property (including, without limitation, debt service payments); (iii) Seller shall be responsible for all customary insurance costs incurred by Buyer for its comprehensive general liability and “all risk” or “special causes of loss” property insurance (including, without limitation, rental loss insurance); (iv) Buyer shall have no responsibility or liability for the business operations of Seller on the Property or for the Improvements and shall be permitted to take during the Term any actions Buyer desires in furtherance of Buyer’s development plan (including the Development Approvals and any development of the undeveloped portion of the Property) so long as Buyer does not unreasonably interfere with Seller’s operations on the Property; (v) Seller shall deliver a security deposit to be held by Buyer in the amount of Seller’s reasonable estimate of three months worth of expenses (taxes and assessments, insurance, utilities and maintenance) for the Property; provided, however, if Seller exercises its option to extend the Term for six months as provided above, then prior to the commencement of the Option Term, Seller shall increase the Security Deposit by an amount equal to three (3) months of debt service payments to be incurred by Buyer with respect to the Property; (vi) Seller shall, at its sole cost, complete the Closure before the end of term (or earlier termination as the case may be); (vii) Seller shall manage the Property in the same manner in which Seller has been managing the Property during the period of its ownership of the Property; (viii) Seller shall not do anything on the Property which would increase the costs to demolish the Improvements; (ix) within ten (10) days following request by Buyer, Seller shall deliver to Buyer an estoppel certificate reasonably requested by Buyer in connection with the sale or financing of the Property, or applicable portion thereof, certifying such matters related to the Property or the Seller Temporary Lease as may be reasonably requested by a lender making a loan to Buyer or a purchaser of the Property, or applicable portion thereof, and (x) Buyer or its agents or nominees shall have the right to conduct environmental testing of the Property so long Buyer takes steps, or causes its agents or nominees to take steps, to minimize any interference with Seller’s business operations on the Property.  Buyer and Seller shall execute the Seller Temporary Lease at Closing solely in the event that Seller has delivered written notice no later than sixty (60) days prior to the Closing indicating that Seller intends to effect the Seller Temporary Lease.  On or before the Approval Deadline, Seller and Buyer shall amend this Agreement by attaching the form of the Seller Temporary Lease as an Exhibit hereto.

16.           Possession.  Possession of the Property shall be delivered to Buyer on the Closing Date free of all tenants and possession, with Fixtures and Equipment removed and subject only to the Permitted Exceptions and the Assumed Contracts (if any) in existence at the Closing Date and executed in accordance with this Agreement, and subject to the Seller Temporary Lease, if effected by Seller.

17.           Encumbrances/Transfers/Prohibited Actions.  Seller shall not (a) permit any encumbrance, charge or lien to be placed upon or against the Property or suffer to exist same unless such encumbrance, charge or lien has been approved in writing by Buyer, or unless such encumbrance, charge or lien will be removed by Seller prior to the Closing, and (b) sell, mortgage, pledge, lease, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except in the ordinary course of business consistent with the other provisions of this Agreement) or initiate, consent to approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property, without Buyer’s prior written consent which may be withheld in Buyer’s sole discretion.

18.           Development Approvals. In the event Buyer acquires the Property, Buyer intends to construct, or cause to be constructed, a residential development project thereon (“Proposed Development”).  Following the expiration of the Due Diligence Period, provided Buyer delivers its Inspection Approval Notice on or before the expiration of the Due Diligence Period, Buyer shall have the right to pursue the following in connection with the Proposed Development (collectively, “Development Approvals”), the parties hereto that acknowledging that in the event Buyer does not close the purchase of the Property that Seller will be bound by the Development Approvals obtained by Buyer (or Seller as provided below):  (i) approval by the City of Scotts Valley of a General Plan Amendment application prepared by Buyer which changes the general plan designation for the Property to permit residential development on the Property, (ii) approval by the City of Scotts Valley of an environmental impact report (or issuance of a negative declaration, if applicable), with respect to the residential development project contemplated to be developed by Buyer on the Property, (iii) approval by the City of Scotts Valley of a rezoning of the Property to allow for the development of for-sale residential units on the Property (consistent with the General Plan Amendment referred to above), (iv) site and architectural review approval by the City of Scotts Valley with respect to Buyer’s contemplated development of the Property (consistent with the General Plan Amendment), (v) approval by the City of Scotts Valley of a Tentative Map for the Property which provides for the creation of multiple residential lots within the Property, and (vi) such other permits and approvals as may be required to develop the Proposed Development.  During the Due Diligence Period, Buyer will provide to Seller, for Seller’s approval (which shall not be unreasonably withheld or delayed) a tentative entitlement schedule for Buyer’s submittal of applications for Development Approvals and the identification of a consulting team to be hired or employed by Buyer in connection with the pursuit of the Development Approvals. Seller acknowledges that such entitlement schedule to be furnished by Buyer to Seller for Seller’s approval will set forth target dates for submittals of Development Approval applications but that due to City procedural requirements, many of which are outside of Buyer’s control, Buyer may or may not be able meet such target dates for submittal of such Development Approval applications. Buyer and Seller agree to meet bi-weekly to coordinate the processing of Development Approval applications.

During the Due Diligence Period, Seller shall continue to process for approval by the City of Scotts Valley, the applications for Development Approvals referred to in clauses (i) though (iii) of the immediately preceding paragraph, except that Seller shall not make any modifications or changes to such applications or Development Approvals without the prior written consent of Buyer (which consent shall not be unreasonably withheld). Promptly following the expiration of the Due Diligence Period, provided Buyer has delivered its Inspection Approval Notice to Seller, Seller shall assign to Buyer in writing all of Seller’s Development Approval applications and engineering and architecture applicable thereto, if any.  Neither Seller nor Buyer make any representation or warranty that Buyer or Seller will be able to obtain the Development Approvals or any of them.

19.           Cooperation with Buyer.  Each party hereto agrees to reasonably cooperate with the other, at no cost to the cooperating party, in such other party’s efforts to obtain the Development Approvals referred to above; provided, however, Buyer shall reimburse Seller at Closing for Seventy Five Thousand Dollars ($75,000) toward Seller’s all third party, out-of-pocket costs and expenses paid in connection with preparing, filing and processing the applications for the Development Approvals referred to in clauses (i) through (iii) of the first paragraph of Section 18 above plus any other similar costs incurred by Seller approved in writing by Buyer at Buyer’s sole discretion.  Such reimbursed costs include, filing, permit and consulting fees including those already incurred and identified on Exhibit F attached hereto. Such cooperation of Seller shall include, without limitation, the prompt execution, acknowledgment and delivery of any applications, permits, maps and other documents pertinent thereto as may be necessary for Buyer to obtain the Development Approvals, To the extent it is necessary for Seller to deliver documents to Buyer as provided above, such delivery shall be made, where possible, within seventy-two (72) hours after the request therefore. Seller agrees that it will not take any action inconsistent with the Proposed Development and/or efforts to obtain the Development Approvals referred to above.

20.           Miscellaneous.

A.            1031 Exchange.  Seller’s rights and obligations hereunder may be transferred and assigned by Seller, upon written notice to Buyer (and pursuant to a form of assignment agreement and related documents reasonably acceptable to Buyer), to an agent or other intermediary qualified under Section 1031 of the Internal Revenue Code to effect for Seller’s benefit a deferred Section 1031 exchange of the Property; provided that such assignment and such exchange shall be without additional cost, expense or liability to Buyer, and that any related documentation be provided to Buyer at least three (3) business days prior to the Closing Date.  Buyer shall cooperate as reasonably requested by Seller to effect any such transfer, assignment or exchange.  Notwithstanding anything to the contrary contained herein, in the event of an assignment of this Agreement by Seller, Seller shall remain liable and responsible for all of the obligations of “Seller” hereunder, regardless of such assignment.

B.            Notices.  Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express or another reliable overnight courier service, or (iii) on the transmitted facsimile telecopy confirmed as received, and addressed as follows:

If to Seller:	Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066-4027
Attn: Patrick O’Connor, Chief Financial Officer
Fax No.: 650-439-6320

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Marc Gottschalk
Fax No.: 650-493-6811

If to Buyer:	Morley Bros., LLC
99 Almaden Blvd., Suite 720
San Jose, CA 95113
Attn: Sean Morley
Facsimile No.: (408) 904-7530

With a copy to:	Berliner Cohen
10 Almaden Blvd., 11th Floor
San Jose, CA 95113
Attn: Sam Farb
Facsimile No.: (408) 998-5388

If to Escrow Agent:	First American Title Insurance Company
1737 North First Street
San Jose, CA 95112
Attn: Liz Zankich
Facsimile No.: (408) 451-7818

or such other address as either party may from time to time specify in writing to the other.

C.            Brokers and Finders.  Each party hereto represents and warrants to the other that it has not engaged any broker or finder in connection with the transaction contemplated by this Agreement to whom a commission may be owed other than Robert Kaufman of Intero Realty, representing Buyer. If, and only if, escrow closes hereunder, Buyer agrees to pay to Intero Realty a real estate sale commission pursuant to the terms of a separate written agreement between Buyer and Intero Realty.  If any person or entity other than Robert Kaufman of Intero Realty perfects a claim for a commission or finder’s fee based upon any contact, dealings or communication, the party through whom the person or entity makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  The provisions of this paragraph shall survive the Closing.

D.            Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.  Buyer shall have the right, without notice to Seller, to assign its right, title and interest in and to this Agreement to one or more assignees at any time before the Closing Date, and in such event, the party originally designated as Buyer shall be relieved of any and all obligations under this Agreement and any other instruments executed pursuant hereto from and after the effective date of such assignment, and such assignee(s) shall be responsible for the obligations of Buyer from and after the effective date of such assignment.

E.             Amendments.  Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

F.             Continuation and Survival of Representations and Warranties.  All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the Closing subject to the terms of Section 8 above.

G.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

H.            Merger of Prior Agreements.  This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

I.              Enforcement.  In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and costs and expert witness fees and costs.

J.             Business Days/Time is of the Essence.  Time is of the essence of this Agreement.  In the event that any time period set forth in this Agreement expires on a bank holiday or weekend day, such time period shall be extended to the next business day.  For the purposes of this Agreement “business day” shall mean any day, excluding weekends, banks in the State of California are generally open for business.

K.            Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

L.             Marketing.  [Intentionally deleted]

M.           Headings/Construction.  The titles and headings of the various Sections and paragraphs hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.  The parties acknowledge that, with respect to the transactions contemplated herein, (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal or other advice; and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisors; provided, however, it is acknowledged by Buyer and Seller that Buyer has received certain accounting and financial information from Seller as provided in this Agreement.

N.            Counterparts.  This Agreement may be executed in one or more counterparts.  All such separate counterparts together shall constitute one and the same instrument.

O.            Further Assurances.  At Closing, and from time to time thereafter, Seller and Buyer agree that they shall at the request of the other make, execute and deliver or obtain and deliver all such affidavits, deeds, certificates, and other instruments and documents, and shall do or cause to be done all such acts or things, which either party may reasonably require in order to complete the consummation of the transactions contemplated by this Agreement.

P.             Limited Liability.  The parties, on behalf of themselves, and their members, partners, directors, officers, employees and representatives, and the members, partners, directors, officers, employees and representatives thereof (collectively with the parties, the “Constituent Parties”), hereby agree that in no event or circumstance shall any of the Constituent Parties, or any other individual or trust within the ownership structure of either party, have any personal liability under this Agreement.

Q.            Confidentiality.  The parties shall keep the terms and conditions of this Agreement and the transactions contemplated herein, and all information delivered or provided in accordance herewith, in confidence and shall not disclose such information to any third parties, except that Buyer and Seller may disclose all such information to their employees, agents, members and partners (and the members and partners thereof), advisors, prospective lenders and investors and as otherwise required by law.  Buyer and Seller each may also disclose to the City of Scotts Valley that Buyer holds a contractual right to purchase the Property pursuant to this Agreement.

R.            Final Inspection and Additional Seller Covenants.  Buyer shall have the right to make a final walk-through inspection of the Property and the Improvements (including the office building) prior to the Closing Date to confirm the condition of the Property and the Improvements and the consistency thereof with the terms of this Agreement.  Prior to the Closing, Seller shall maintain, or cause to be maintained, the Real Property and Improvements in good condition and repair and perform, at Seller’s sole cost and expense, all necessary maintenance, repairs, and replacements required for the Real Property and Improvements and operate the Real Property and Improvements in accordance with the same management standards as were employed by Seller prior to the Effective Date.  Prior to the Closing, Seller shall comply with all laws, ordinances, rules and regulations applicable to the use and/or occupancy of, and all operations activities on, the Property. Prior to the Closing, Seller shall keep in effect all insurance coverage currently in force with respect to the Real Property and promptly comply with all requirements of the insurance companies with respect to such coverage.

S.             Joint and Mutual Escrow Instructions.   This Agreement shall constitute both an agreement between Buyer and Seller and escrow instructions for Escrow Agent.   If Escrow Agent requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer agree to promptly upon request by Escrow Agent to execute and deliver to Escrow Agent such separate and additional escrow instructions (the “Additional Instructions”).  In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide.  The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

T.            ARBITRATION OF DISPUTES.  CLAIMS, DISPUTES AND OTHER MATTERS IN QUESTION BETWEEN THE PARTIES TO THIS AGREEMENT ARISING UNDER SECTION 12 HEREOF SHALL BE SUBMITTED TO AND SETTLED BY ARBITRATION CONDUCTED IN THE COUNTY OF SANTA CRUZ, CALIFORNIA, IN ACCORDANCE WITH THE RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION FOR “EXPEDITED PROCEDURES” FOR COMMERCIAL ARBITRATION BY THREE (3) ARBITRATORS APPOINTED IN ACCORDANCE WITH SUCH RULES.  THE PARTIES SHALL HAVE THE RIGHT TO DISCOVERY IN ACCORDANCE WITH CODE OF CIVIL PROCEDURE SECTION 1283.05.  THE AWARD RENDERED BY THE ARBITRATORS SHALL BE FINAL AND BINDING, AND JUDGMENT MAY BE ENTERED UPON IT IN ANY COURT HAVING JURISDICTION THEREOF.  NOTWITHSTANDING THE FOREGOING, THE PARTIES MAY APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR A TEMPORARY RESTRAINING ORDER, PRELIMINARY INJUNCTION, OR OTHER INTERIM RELIEF, AS NECESSARY, WITHOUT BREACH OF THIS ARBITRATION AGREEMENT AND WITHOUT ANY ABRIDGMENT OF THE POWERS OF THE ARBITRATORS. THIS PROVISION SHALL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION.  NOTICE OF DEMAND FOR ARBITRATION SHALL BE FILED IN WRITING WITH THE OTHER PARTY TO THIS AGREEMENT AND WITH THE AMERICAN ARBITRATION ASSOCIATION. THE DEMAND SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE WRITTEN NOTICE OF CLAIM ABOVE. IN NO EVENT SHALL THE DEMAND FOR ARBITRATION BE MADE AFTER THE DATE WHEN THE APPLICABLE STATUTE

OF LIMITATIONS WOULD BAR INSTITUTION OF A LEGAL OR EQUITABLE PROCEEDING BASED ON SUCH CLAIM, DISPUTE, OR OTHER MATTER IN QUESTION. HOWEVER, ONCE A CLAIM IS MADE, THE STATUTE OF LIMITATIONS SHALL BE TOLLED DURING THE THIRTY (30) DAY PERIOD FROM THE TIME THE CLAIM IS FILED UNTIL THE DEMAND FOR ARBITRATION IS FILED.

NOTICE:  BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION TO NEUTRAL ARBITRATION.

SELLER’S INITIALS:	/s/ P.O.	BUYER’S INITIALS:	/s/ S.M.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer: MORLEY BROS., LLC, a California limited liability company

[BUYER TO INITIAL SECTION 6, 14 AND 20.T]	By:	Morley & Company, LLC, a California limited liability company, a Member

		By:	/s/ Sean Morley
Sean Morley
		Its:	Manager

Seller: AVIZA TECHNOLOGY, INC. a Delaware corporation

[SELLER TO INITIAL SECTION 6 AND 20.T]	By:	/s/ Patrick C. O’Connor
	Its:	Executive VP and CFO
	Dated:	7/9/07

Instructions contained herein accepted this 9 day of July, 2007

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Liz Zankich
Name:	Liz Zankich
Its:	Escrow Agent